PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Announces Date for Release of Third Quarter FY2008 Financial Results and Revises Guidance

EXTON, PA - (PR Newswire-First Call) – February 29, 2008 - NASDAQ: WPCS – News) WPCS International Incorporated (WPCS), a leader in design-build engineering services for specialty communication systems and wireless infrastructure, has announced that it will issue its FY2008 third quarter financial results on Monday March 17, 2008 at approximately 4:00 pm ET to be followed by a conference call scheduled for 5:00 pm ET. The financial results are for the quarter ended January 31, 2008.

To participate on the conference call, please dial 800-391-2548 for calls within the U.S. and 302-709-8328 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH37672. Andrew Hidalgo, CEO of WPCS, will be discussing the company’s third quarter financial performance and the outlook for the fourth quarter. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the conference call will be available for a period of five days by dialing 402-220-2946 and using 37672# as the pass code.

In addition, WPCS is adjusting its FY2008 guidance downward from $107 million in revenue and $6.9 million in net income to $106 million in revenue and $5 million in net income. The change in net income will reduce the earnings per share projection from $0.88 to $0.62 for FY2008. It is estimated that the third quarter will produce $0.05 in earnings per share and the fourth quarter will produce $0.22 in earnings per share.

Andrew Hidalgo, CEO of WPCS, commented, “WPCS experienced a setback in the third quarter from a financial results perspective based primarily on some of our subsidiaries being affected by significant project delays. However, the results are specific to the third quarter and do not indicate that there is an overall downturn in our business. As of January 31, 2008, WPCS has a record high backlog of approximately $69 million and a bid list of $129 million. These figures are an indication that our business remains healthy. Furthermore, our gross margins have not diminished. The management team feels confident the results will improve in the near term. Although it is disappointing to interrupt our momentum, we are confident that we will finish the year strong and have a very successful FY2009.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

  Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

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CONTACT:

Carol Lindley / Investor Relations
WPCS International Incorporated
610-903-0400 x100
ir@wpcs.com